SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                              Rewards Network Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.02 Par Value Per Share
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    761557107
        ----------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                 March 30, 2005
        ----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


        [ ]  RULE 13d-1(b)
        [X]  RULE 13d-1(c)
        [ ]  RULE 13d-1(d)

CUSIP NO. 761557107                                                 Page 2 of 11
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1)      Name And I.R.S. Identification No. Of Reporting Person

        Wynnefield Partners Small Cap Value, L.P. 13-3688497
-------------------------------------------------------------------------------
2)      Check The Appropriate Box If A Member Of A Group (See Instructions)
        (a)
        (b) [X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3)      SEC USE ONLY
-------------------------------------------------------------------------------
4)      Citizenship or Place of Organization:  Delaware
-------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                 465,600 Shares
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power:
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 465,600 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power:
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned By Each Reporting Person :
              465,600 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
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11)     Percent of Class Represented by Amount in Row (9):
              1.8% of Common Stock
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12)     Type of Reporting Person (See Instructions) PN
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CUSIP NO. 761557107                                                 Page 3 of 11
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1)      Name and I.R.S. Identification No. of Reporting Person (entities only)

        Wynnefield Partners Small Cap Value, L.P.I 13-3953291
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2)      Check the Appropriate Box If a Member of a Group (See Instructions)
        (a)
        (b)[X] Reporting Person is affiliated with other persons
--------------------------------------------------------------------------------
3)      SEC USE ONLY
--------------------------------------------------------------------------------
4)      Citizenship or Place of Organization:  Delaware
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                           5) Sole Voting Power:
NUMBER OF SHARES                 604,200 Shares
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 604,200 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power:
--------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person:
              604,200 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row (9):
              2.3% of Common Stock
--------------------------------------------------------------------------------
12)     Type of Reporting Person: PN
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CUSIP NO. 761557107                                                 Page 4 of 11
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1)      Name and I.R.S. Identification No. of Reporting Person (entities only)

        Wynnefield Small Cap Value Offshore Fund, Ltd.
        (No IRS Identification No.)
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2)      Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
        (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)      SEC USE ONLY
--------------------------------------------------------------------------------
4)      Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                 435,200 Shares
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 435,200 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person:
              435,200 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row (9):
              1.7% of Common Stock
--------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions) CO
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CUSIP NO. 761557107                                                 Page 5 of 11
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1)      Name and I.R.S. Identification No. of Reporting Person (entities only)

        Channel Partnership II, L.P. 22-3215653
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2)      Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
        (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)      SEC USE ONLY
--------------------------------------------------------------------------------
4)      Citizenship or Place of Organization:  New York
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                 17,500 Shares
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 17,500 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person:
              17,500 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row (9):
              0.1% of Common Stock
--------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions) PN
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CUSIP NO. 761557107                                                 Page 6 of 11
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1)      Name and I.R.S. Identification No. of Reporting Person (entities only)

        Wynnefield Capital Management, LLC      13-4018186
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2)      Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
        (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)      SEC USE ONLY
--------------------------------------------------------------------------------
4)      Citizenship or Place of Organization:  New York
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                 1,069,800 Shares (1)
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 1,069,800 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person:
              1,069,800 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row (9):
              4.2% of Common Stock
--------------------------------------------------------------------------------
12)     Type of Reporting Person: OO (Limited Liability Company)
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(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I

CUSIP NO. 761557107                                                 Page 7 of 11
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1)      Name and I.R.S. Identification No. of Reporting Person (entities only)

        Wynnefield Capital, Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)      Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
        (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)      SEC USE ONLY
--------------------------------------------------------------------------------
4)      Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                 435,200 Shares (1)
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 435,200 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person:
              435,200 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row (9):
              1.7% of Common Stock (1)
--------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP NO. 761557107                                                 Page 8 of 11
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1)      Name and I.R.S. Identification No. of Reporting Person (entities only)

        Nelson Obus
--------------------------------------------------------------------------------
2)      Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
        (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)      SEC USE ONLY
--------------------------------------------------------------------------------
4)      Citizenship or Place of Organization:  United States of America
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                 17,500 Shares (1)
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 17,500 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person:
              17,500 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row (9):
              0.1% of Common Stock (1)
--------------------------------------------------------------------------------
12)     Type of Reporting Person:  IN
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(1) Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in these shares which are directly beneficially owned by Channel Partnership II, L.P.

ITEM 1(a).  Name of Issuer:
            Rewards Network Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
            Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606
            -------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
            Wynnefield Partners Small Cap Value, L.P. ("Partners")
            -------------------------------------------------------------------
            Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
            -------------------------------------------------------------------
            Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
            -------------------------------------------------------------------
            Channel Partnership II, L.P. ("Channel")
            -------------------------------------------------------------------
            Wynnefield Capital Management, LLC ("WCM")
            -------------------------------------------------------------------
            Wynnefield Capital, Inc. ("WCI")
            -------------------------------------------------------------------
            Nelson Obus ("Obus")
            -------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
            450 Seventh Avenue, Suite 509, New York, New York 10123
            -------------------------------------------------------------------

ITEM 2(c).  Citizenship:
            Partners and Partners I are Delaware Limited Partnerships
            -------------------------------------------------------------------
            Fund and WCI are Cayman Islands Companies
            -------------------------------------------------------------------
            WCM is a New York Limited Liability Company
            -------------------------------------------------------------------
            Channel is a New York Limited Partnership
            ------------------------------------------------------------------
            Obus is a citizen of the United States of America

ITEM 2(d).  Title of Class of Securities:
            Common Stock, $.02 Par Value Per Share
            -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number: 761557107

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is:

            None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:
            (a) Amount beneficially owned by all reporting persons: 1,522,500
                Shares
            (b) Percent of class: 5.9 % of Common Stock
            (c) Number of shares as to which the reporting persons have:
                (i)   sole power to vote or to direct the vote:
                      1,522,500 Shares
                (ii)  shared power to vote or to direct the vote
                (iii) sole power to dispose or to direct the disposition:
                      1,522,500 Shares
                (iv)  shared power to dispose or to direct the disposition

ITEM 5.     Ownership of five percent or less of a class.
            Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
            Not applicable.

ITEM 8.     Identification and classification of members of the group.
            None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.     Notice of dissolution of group.
            Not applicable.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:  April 5, 2005
                          WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                          By:  Wynnefield Capital Management, LLC,
                               General Partner

                               By: /s/ Nelson Obus
                                   ---------------------------------------------
                                   Nelson Obus, Managing Member

                          WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                          By:  Wynnefield Capital Management, LLC,
                               General Partner

                               By: /s/ Nelson Obus
                                   ---------------------------------------------
                                   Nelson Obus, Managing Member

                          WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                          By:  Wynnefield Capital, Inc.

                               By: /s/ Nelson Obus
                                   --------------------------------------------
                                   Nelson Obus, President

                          CHANNEL PARTNERSHIP II, L.P.

                          By:  /s/ Nelson Obus
                               -------------------------------------------------
                               Nelson Obus, General Partner

                          /s/ Nelson Obus
                          ------------------------------------------------------
                          Nelson Obus, Individually

                          WYNNEFIELD CAPITAL MANAGEMENT, LLC

                          By:  /s/ Nelson Obus
                              --------------------------------------------------
                              Nelson Obus, Managing Member

                          WYNNEFIELD CAPITAL, INC.

                          By:  /s/ Nelson Obus
                               -------------------------------------------------
                               Nelson Obus, President